EXHIBIT 10.2

                               FIRST AMENDMENT TO
                              ENERGY PARTNERS, LTD.
            AMENDED AND RESTATED 2000 LONG TERM STOCK INCENTIVE PLAN

            The Energy Partners, Ltd. Amended and Restated 2000 Long Term Stock Incentive Plan (the "Plan") is hereby amended, effective as of May 13, 2004, in the following respects:

            1. Subsection (b) of Section 2 of the Plan is amended to read in its entirety as follows:

                  "(b) `Award' means any Option, Performance Share, Restricted
            Share or Restricted Share Unit granted to an Eligible Person under the Plan."

            2. Subsections (m), (n) and (o) of Section 2 of the Plan are renumbered as subsections (n), (o) and (p), respectively, and a new subsection (m) is added to read in its entirety as follows:

                  "(m) `Restricted Share Unit' means a right, granted under
            Section 5(e), to receive Shares or cash at the end of a specified deferral period."

            3. Subsection (b) of Section 4 of the Plan is amended to read in its entirety as follows:

                  "(b) Subject to adjustment as provided in Section 4(c) hereof,
            (i) the maximum number of Shares with respect to which Options may be granted during any calendar year to any Eligible Person under this Plan shall be 200,000 Shares, and (ii) the maximum number of Shares reserved for issuance in connection with Awards of Restricted Shares and Restricted Share Units shall be limited to 20% of the number of Shares reserved for issuance pursuant to Section 4(a) hereof."

            4. The second sentence of subsection (c)(i) of Section 5 of the Plan is amended to read as follows:

                  "Performance objectives may vary from Eligible Person to
            Eligible Person and shall be based upon one or more of the following performance criteria as the Committee may deem appropriate: total stockholder return, earnings, earnings per share, increase in reserves per share, increase in value of proved reserves and other reserve-based measures, operating income, net income, pro forma net income, return on stockholders' equity, return on designated assets, net asset value, economic value added, revenues, expenses, operating profit margin, operating cash flow, cash flow per share, and net profit margin."

            5. A new subsection (e) is added to Section 5 of the Plan to read in its entirety as follows:

                  "(e) Restricted Share Units. The Committee is authorized to grant Restricted Share Units to Eligible Persons on the following terms and conditions:

                        (i) Award and Restrictions. Delivery of Shares or cash,
                  as the case may be, will occur upon expiration of the deferral period specified for Restricted Share Units by the Committee (or, if permitted by the Committee, as elected by the Eligible Person). In addition, Restricted Share Units shall be subject to such restrictions as the Committee may impose, if any (including, without limitation, the achievement of performance criteria if deemed appropriate by the Committee), at the date of grant or thereafter, which restrictions may lapse at the expiration of the deferral period or at earlier or later specified times, separately or in combination, in installments or otherwise, as the Committee may determine.

                        (ii) Forfeiture. Except as otherwise determined by the
                  Committee at date of grant or thereafter, upon termination of employment during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Restricted Share Units), or upon failure to satisfy any other conditions precedent to the delivery of Shares or cash to which such Restricted Share Units relate, all Restricted Share Units that are at that time subject to deferral or restriction shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Share Units will be waived in whole or in part in the event of terminations of employment resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Share Units.

                        (iii) Dividend Equivalents. Unless otherwise determined
                  by the Committee at date of grant, Dividend Equivalents on the specified number of Shares covered by a Restricted Share Unit shall be either (A) paid with respect to such Restricted Share Unit at the dividend payment date in cash or in unrestricted Shares having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Restricted Share Unit and the amount or value thereof automatically deemed reinvested in additional Restricted Share Units or other Awards, as the Committee shall determine or permit the Participant to elect."

                                      -2-